Exhibit 10.1

May 23, 2012

Mary Boland
San Francisco, CA 94105

Dear Mary,

I am pleased to offer you the position with American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company") of Chief Financial Officer and Administrative Officer, reporting to me, Robert Hanson, Chief Executive Officer. The following summarizes your total compensation package, including our Benefits Program, which proudly reflects the value we place on our Associate family.

This offer letter and the terms of our offer are highly confidential.  You agree to keep this offer and its terms confidential and you will not disclose the offer or its terms to any third party (excluding your spouse, lawyer, tax advisor or pursuant to court order).  You understand that if you breach this provision the offer will be automatically revoked and the Company will have no obligation to you.

Title: Chief Financial Officer and Administrative Officer

Salary: $575,000 (to be paid bi-weekly)

Start Date: July 9, 2012

Sign-on Bonus: A one time cash bonus of $100,000 gross will be paid within your first month of employment and is subject to our repayment agreement (attached).

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 70% (Target) of your salary equal to $402,500 with a maximum up to 140% of your salary equal to $805,000. You will first be eligible to receive this bonus in Spring, 2013 based upon the achievement of Company and Brand (where applicable) financial performance based goals to be established by the Compensation Committee of the Board of Directors. Spring, 2013 bonus will be based on a percentage of your actual wages earned during our 2012 fiscal year.

Restricted Stock Units: You will be eligible for consideration for a Restricted Stock Unit award (RSU) on your first day of active employment. The grant will have an expected value of $262,500 (depending on your actual start date). The grant price will be the closing price of AEO common stock on the grant date. This number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant. The units will be a part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company's 2005A Plan.

If Company performance meets or exceeds certain targets for FY2012; the entire RSU grant may vest upon certification of 2012 performance. The Committee must verify that the performance goals and other material terms are met prior to vesting. However, if the performance goals are not met, then the RSU grant will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period. In spring, fiscal 2013 you will be eligible for consideration of a RSU grant with an expected value of $450,000. It is the parties' intention that the 2005A Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all RSU grants.

Performance Share Plan: You will be eligible for consideration for a Performance Share Plan award under the Company Long-Term Restricted Stock Unit Incentive Plan on your first day of active employment. The grant will have an expected target value of $320,833 (depending on your actual start date). The grant price will be the closing price of AEO common stock on the grant date. The number of units can fluctuate based on the stock price at the grant date, but the overall value will remain constant. Vesting of the RSU will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the units will vest at the end of the 3-year period. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Shares not vested will be forfeited. In spring, fiscal 2013 you will be eligible for consideration of a PS grant with an expected target value of $550,000.

The units will be part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company's 2005A Plan. It is the parties' intention that the 2005A Plan be adopted and administered in a manner that enables the Company to deduct for federal income tax purposes the full value of all RSU grants.

Deferred Compensation Plan: Upon eligibility, you may elect to contribute a percent amount of your before-tax salary and, in future years, your bonus. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation for merit consideration in March, 2013 with a retro-active effective date to the beginning of the 2013 fiscal year.

Employee Stock Purchase Plan: You will be eligible to start contributing on the first of the month following your 60th day of employment. You may contribute any dollar amount. AE will match up to $100 per pay period at 15% of your contribution (up to $15 per pay period). This stock vests immediately!

401(k) Plan: You will be eligible to begin contributing on the first of the month following your 60th day of employment. AE Associates are automatically enrolled at a 3% contribution rate. If you wish to decline enrollment or contribute at a different rate, you must contact The Principal by the 20th of the month prior to your eligibility.  Automatic increases will occur January 1st of every year after you are automatically enrolled and will stop when you reach an elective deferral rate of 6%. AE will match on the first 6% of associate contributions after one year of service with the following scale:  1-3% Associate contribution = 100% AE match; 4-6% Associate contribution = 50% AE match (i.e., you can contribute up to 6% and receive an AE match of 4.5%).  In addition, AE Associates may contribute up to 30% of their annual earnings up to the IRS annual allowable maximum.  Associates are 100% vested in their employee contribution from day one and are 100% vested in the employer match after two years.

Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin the pay period following your 60th day of employment. You can choose between our Aetna US Healthcare Open Choice PPO plan, Highmark Blue Cross Blue Shield PPO, or Aetna High Deductible Health Plan.  Dental coverage is provided by Delta Dental and Vision coverage is provided by Ameritas Group.

Cobra Bonus: AEO will reimburse you for 70% of the cost of COBRA insurance until AEO coverage begins. You must provide documentation of premiums (a copy of the endorsed check used for payment) to our Benefits Department within 30 days of payment.

Disability Insurance: You will be provided with Short-term and Long-term Disability after your 180th day of employment at no cost to you in accordance with the terms of our plans. Additional supplemental insurance is also available.

Life Insurance: You will be provided with Life Insurance at one times your annual salary after your 60th day of employment at no cost to you. Accidental Death & Dismemberment Insurance will also be provided after your 60th day of employment at no cost to you. Also, you may purchase supplemental AD&D, dependent, or spousal life insurance.

Relocation: You will be eligible for relocation assistance as outlined in the American Eagle Outfitters, Inc. relocation guide. Michele Lindemann, Sr. Recruiting Coordinator, will contact you once you have accepted this offer.

Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment. You may begin to use your PTO days after 60 days of employment. Paid Time Off is inclusive of all personal, sick and vacation days.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

At Will Employment: The Company is an "at will" employer. This means that you can terminate your employment at anytime and for any reason and the Company can also terminate your employment at any time and for any reason. You will not receive any bonus or restricted stock award(s) if you are not employed on the payment or vesting date, and all unvested equity will forfeit.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement attached to this letter.

Third Party Confidential Information: The terms and conditions of your employment with the Company prohibit you from using or disclosing any confidential or proprietary information of third parties, including your prior employers.  In your employment with the Company, you are expected to comply with any current contractual restrictions that prohibit either the misappropriation or disclosure of confidential and proprietary information or the solicitation of employees.

References/Drug Screen/I-9 Documentation: Your hiring and employment with American Eagle Outfitters are contingent upon successful completion of your references, your submission to and passing of a pre-hire drug screen and your ability to provide documentation sufficient to complete form I-9 as required by law. If you begin work with AEO before your references are checked and/or before your drug screen occurs or American Eagle Outfitters has received its results, and if either your reference check results are unacceptable or you refuse to submit to or fail to pass your pre-hire drug screen requirement, your contingent employment will be terminated.

Future Compensation: The compensation package outlined here is based on current American Eagle benefits and compensation policies and practices. Your compensation and benefits levels are subject to change by the Company in the future.

We very much look forward to you becoming a member of our team at American Eagle Outfitters. Please sign and date one copy of this and return it to us to verify your verbal acceptance.  Because of your level within the Company, this offer is subject to approval by the Compensation Committee, which we anticipate receiving shortly.  Upon approval, we will send you a fully executed copy of this letter for your records. Please let me know if you have any questions.

Sincerely,

/s/ Robert Hanson

Robert Hanson

Chief Executive Officer

I have read and understand, and by my signature below agree to the terms and conditions of this offer letter:

/s/ Mary M. Boland                       May 30, 2012
Mary Boland                                   Date

AMERICAN EAGLE OUTFITTERS, INC.

RSU Confidentiality, Non-Solicitation, Non- Competition And
Intellectual Property Agreement

As a new officer and/or employee of American Eagle Outfitters, Inc. or one of its subsidiaries or affiliates (collectively, the "Company"), the undersigned is eligible to participate in the Company Long Term Restricted Stock Unit Incentive Plan (the "RSU Plan") and will be placed or retained by the Company in a position of special trust and confidence, will be granted access to or may develop trade secretes, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company, and will be authorized to communicate with customers, vendors, employees and others to develop good will for the Company.

THEREFORE, in recognition of the highly competitive nature of the business conducted by the Company and in exchange for and in consideration of:

  my continued employment with the Company; and

  to be eligible to receive a pro rated award under the RSU Plan after termination of my employment, based on actual days worked and performance goals being met for the full period, but not an amount above the "target" award level;

I agree as follows:

1. I will at all times during and after my employment with the Company faithfully hold the Company's Confidential Information in the strictest confidence, and I will use my best efforts and diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my own personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company does not make available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, systems, marketing, promotional plans, technical procedures, strategies, costs, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all computers, data storage devices, documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in breach of a legal obligation to that third party in the course of my work for the Company.

2. If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

3. If I leave the Company for any reason whatsoever, then for a period of eighteen (18) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

4. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

5. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not, directly or indirectly, engage in (either as an owner, investor, partner, employer, employee, consultant or director) or otherwise perform services for any Competitive Business. The term "Competitive Business" means any business in competition with the retail, direct marketing and/or internet apparel and accessories business and any other material business the Company is engaged in as of the date of my separation from employment with the Company. Such businesses include, but are not necessarily limited to the following: Gap, Old Navy, Abercrombie & Fitch, Hollister, Aeropostale, Forever 21, Rue 21, Express, Buckle, Limited, Victoria's Secret, VS Pink, Pacific Sunwear, J. Crew and Banana Republic. I understand that the Company at its discretion may waive this provision or shorten the twelve month period by giving me a written waiver. I also understand that the Company shall continue to pay me my base salary during the period I am required not to work for a Competitive Business, except that in no case will the Company pay me my base salary for any portion of the period that I am employed or work for someone other than a competitor.

6. I understand and agree that if I breach any provision of this Agreement as determined in the sole discretion of the Company, then the Company may refrain from paying to me my account balance under the RSU Plan, all of which I will forfeit in that event.

7. I understand and agree that the Company has the right to suspend or terminate the RSU Plan at any time in the future, provided that such suspension or termination does not decrease the value of my then-current account balance.

8. I understand and agree that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement. This Agreement is in addition to and does not replace any other agreement between me and the Company relating to the subject matter hereof, and I acknowledge that the Company is entitled to enforce any such other agreement in addition to the provisions of this Agreement.

9. Notwithstanding the foregoing, if I am a "specified employee" as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the Company determines that any amounts to be paid to me under this Agreement could be subject to penalty taxes under Section 409A of the Code, then the Company shall not commence payment of such amounts until the earlier of (a) the date that is six months after my Termination Date or (b) the date of my death. Any amount that otherwise would have been payable but for the delay described above shall be aggregated and paid with the first payment under this Section 9. For purposes of this Agreement, 'Termination Date' shall mean the date on which a 'separation from service' occurs, as defined in Treasury Regulation Section 1.409A-1(h) and the guidance promulgated there under.

10. This Agreement cannot be changed in any way unless the Company agrees in writing. This Agreement will be governed by and interpreted in accordance with Pennsylvania law.

American Eagle Outfitters, Inc.

Date:  May 30, 2012                                              By:   /s/ Robert Hanson
                                                                                    (American Eagle Outfitters, Inc. Representative)

                                                                                 Title: Chief Executive Officer

Date:  May 30, 2012                                              Print Name   Mary M. Boland

                                                                                 Signature       /s/ Mary M. Boland

AMERICAN EAGLE OUTFITTERS, INC.
RELOCATION EXPENSE PAYBACK AGREEMENT

For: Mary Boland

In exchange for American Eagle Outfitters, Inc.'s (the "Company") agreement to provide monetary assistance to me in connection with my relocation to Pittsburgh, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters, Inc.'s Relocation Expense Payback Agreement and that I understand its provisions.

(2) I acknowledge that the Company has agreed to pay directly to me, or to third parties on my behalf, the following benefits in connection with my relocation to Pittsburgh:
Cost of moving household goods	Home finding trip expenses
Relocation allowance	Travel to the new location
Tax gross-up
Miscellaneous expenses related to my relocation
Temporary living and return trips home

For purposes of this Agreement, the total amount of the relocation benefits paid directly to me or on my behalf shall be referred to as the "Total Relocation Amount".

(3) I agree that if I voluntarily terminate my employment with the Company, or any of its affiliated entities or subsidiaries, for any reason whatsoever, or if I am dismissed by the Company, or any of its affiliated entities or subsidiaries based on gross misconduct or proven dishonesty, before the second anniversary of the date of my signature to this Agreement, I will pay all of the Total Relocation Amount in accordance with this Section 3.

(4) If I leave the Company's, or any of its affiliated entities or subsidiaries, employment as stated above, I authorize the Company to deduct from monies otherwise due to me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount that I owe, I will immediately pay the remainder owing to the Company under this Agreement. In the event that I fail to repay the amounts due within 30 days following the date that I terminate my employment, I will also pay the Company interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(5) In the event I breach this Agreement, or default on my obligation to repay all of the Total Relocation Amount, I agree to pay the Company's cost (including reasonable attorneys' fees and court costs) of collecting any amounts payable under this Agreement.

(6) This Agreement is in addition to, and does not replace or supersede, any other repayment Agreement I have entered into with the Company and/or its affiliated entities or subsidiaries.

/s/ Mary M. Boland                                                 May 30, 2012

Mary Boland                                                             Date

/s/ Michele Lindemann                                             May 30, 2012

Michele Lindemann                                                 Date

THIS AMERICAN EAGLE OUTFITTERS, INC. RELOCATION EXPENSE PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO XONEX RELOCATION, LLC BEFORE ANY AMOUNTS WILL BE PAID IN CONNECTION WITH YOUR RELOCATION.

Xonex Relocation, LLC
20 East Commons Blvd.
New Castle, DE 19720
Attention: Pat Molitor
PMolitor@xonex.com

AMERICAN EAGLE OUTFITTERS, INC.
SIGN-ON BONUS PAYBACK AGREEMENT

For: Mary Boland

In exchange for American Eagle Outfitters, Inc.'s agreement to provide a one-time, sign-on bonus in the amount of $100,000 GROSS to me in connection with my employment, I agree as follows:

(1) I acknowledge that I have read this American Eagle Outfitters, Inc.'s Sign-On Bonus Payback Agreement and that I understand its provisions.

(2) I agree that if I voluntarily terminate my employment with American Eagle Outfitters, Inc., or I am dismissed by the Company based on gross misconduct or proven dishonesty during the first 24 months of employment following my start date, I will payback to American Eagle Outfitters, Inc. 100% of the monies received.

(3) If I leave American Eagle Outfitters, Inc.'s employment as stated above, I authorize them to deduct from monies otherwise due me, any amounts I am obligated hereunder to pay. I understand that if such monies are not sufficient to repay the full amount I owe, I will immediately pay the remainder owed to American Eagle Outfitters, Inc. under this Agreement. In the event that I fail to pay the remaining amounts due within 30 days following the date that I terminate my employment, I will also pay American Eagle Outfitters, Inc. interest at an annual rate of one (1%) percent over prime on all amounts that remain unpaid after the end of such 30-day period.

(4) I understand that the payment of this one-time, sign-on bonus by American Eagle Outfitters, Inc. is made at American Eagle Outfitters, Inc.'s sole discretion and that American Eagle Outfitters, Inc. reserves the right to change such benefits to me or on my behalf at any time. I agree to pay American Eagle Outfitters, Inc.'s cost (including reasonable attorney's fees and court costs) of collecting any amounts payable under this Agreement.

Signature: /s/ Mary Boland

Mary Boland

Date: May 30, 2012

ONE COPY OF THIS AMERICAN EAGLE OUTFITTERS, INC. SIGN-ON BONUS PAYBACK AGREEMENT MUST BE SIGNED AND RETURNED TO HUMAN RESOURCES PRIOR TO PAYMENT OF ANY AMOUNT. PLEASE RETAIN THE OTHER FOR YOUR RECORDS.